Exhibit 99.1

Optex Systems Holdings, Inc. Announces Financial Highlights for the Three and Six Months Ended March 30, 2025

RICHARDSON, Texas, May 13, 2025 (GLOBE NEWSWIRE) – Optex Systems Holdings, Inc. (Nasdaq: OPXS), a leading manufacturer of precision optical sighting systems for domestic and worldwide military and commercial applications, announced financial results for the three and six months ended March 30, 2025.

Danny Schoening, CEO of Optex Systems Holdings, Inc., commented, “We are proud to announce a record-breaking quarter for revenue, reflecting our unwavering commitment to excellence, reliability, and customer support. This achievement is a direct result of our focus on delivering high-quality products and services that consistently exceed expectations. Our factory performance underscores the strength of our team and the trust placed in us by our valued customers. As we celebrate this milestone, we remain dedicated to upholding the highest standards while driving continued growth. We thank our customers, shareholders, and employees for making this success possible.”

Backlog as of March 30, 2025 was $41.1 million, compared to a backlog of $44.2 million as of March 31, 2024 and as of September 29, 2024, representing a decrease of ($3.1) million, or (7.0%). Subsequent to the six-month period ended March 30, 2025, on April 9, 2025, the Company announced a $5.7 million award for laser filter units for the Applied Optics Center to be delivered between August 2025 and December 2026.

For the three months ended March 30, 2025, revenues increased by $2.2 million or 25.9 % compared to the prior year period. For the six months ended March 30, 2025, our total revenues increased by $3.4 million, or 22.2%, compared to the prior year period. The increase in revenue was primarily driven increased periscope production capacity at the Optex Richardson segment and higher customer demand for laser filters at the Applied Optics Center.

Consolidated gross profit for the three months ended March 30, 2025 increased by $0.8 million, or 31.4%, compared to the prior year period. Consolidated gross profit for the six months ended March 30, 2025 increased by $1.2 million, or 29.4%, compared to the prior year period. The increase in the most recent three and six-month period gross margin was primarily attributable to increased revenue and higher absorption of fixed costs across the higher revenue base.

Our operating income for the three months ended March 30, 2025 increased by $0.9 million compared to the prior year period. Our operating income for the six months ended March 30, 2025 increased by $1.2 million compared to the prior year period. The increase in operating income was primarily driven by higher revenue and gross profit across both operating segments.

As of March 30, 2025, Optex Systems Holdings had working capital of $17.9 million, as compared to $15.1 million as of September 29, 2024. During the six months ended March 30, 2025, we generated operating cash of $4.0 million, primarily driven by higher income of $2.6 million, use of inventory of $0.9 million, and other changes in working capital of $0.5 million.

During the six months ended March 30, 2025, we paid $1.0 million against the credit facility and purchased capital assets of $0.5 million.

At March 30, 2025, the Company had approximately $3.5 million in cash and no draws against its revolving credit line. As of March 30, 2025, our outstanding accounts receivable balance was $4.2 million to be collected during the third quarter of fiscal 2025.

Our key performance measures for three and six months ended March 30, 2025 and March 31, 2024 are summarized below.

	(Thousands)
	Three months ended			Six months ended
Metric	Mar 30, 2025	Mar 31, 2024	% Change	Mar 30, 2025	Mar 31, 2024	% Change

Revenue	$10,730	$8,523	25.9%	$18,928	$15,492	22.2%

Gross Profit	$3,361	$2,557	31.4%	$5,489	$4,242	29.4%

Gross Margin %	31.3%	30.0%	4.3%	29.0%	27.4%	5.8%

Operating Income	$2,237	$1,356	65.0%	$3,153	$1,909	65.2%

Net Income	$1,768	$1,062	66.5%	$2,612	$1,493	74.9%

Adjusted EBITDA (non-GAAP)	$2,435	$1,630	49.4%	$3,572	$2,388	49.6%

The table below summarizes our three- and six-month operating results for the periods ended March 30, 2025 and March 31, 2024, in terms of both the GAAP net income measure and the non-GAAP Adjusted EBITDA measure. We believe that including both measures allows the reader better to evaluate our overall performance.

	(Thousands)
	Three months ended		Six months ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024

Net Income (GAAP)	$1,768	$1,062	$2,612	$1,493
Add:
Federal Income Tax Expense	470	285	529	400
Depreciation and Amortization	126	117	255	209
Stock Compensation	72	157	164	270
Interest (Income) Expense	(1)	9	12	16
Adjusted EBITDA - Non GAAP	$2,435	$1,630	$3,572	$2,388

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Adjusted EBITDA has limitations and should not be considered in isolation or a substitute for performance measures calculated under GAAP. This non-GAAP measure excludes certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, which limits the usefulness of Adjusted EBITDA as a comparative measure.

Our net income increased by $0.7 million to $1.8 million for the three months ended March 30, 2025, as compared to net income of $1.1 million for the prior year period. Our adjusted EBITDA increased by $0.8 million to $2.4 million for the three months ended March 30, 2025, as compared to adjusted EBITDA of $1.6 million for the prior year period.

Our net income increased by $1.1 million to $2.6 million for the six months ended March 30, 2025, as compared to net income of $1.5 million for the prior year period. Our adjusted EBITDA increased by $1.2 million to $3.6 million for the six months ended March 30, 2025, as compared to adjusted EBITDA of $2.4 million for the prior year period.

The increase in net income and adjusted EBITDA for the most recent three- and six-month periods compared to the prior year periods is primarily driven by increased revenue and gross profit.

We currently do not anticipate any significant material risks as a result of the recent tariff uncertainties. Our defense products are primarily sourced domestically, but those which are imported are generally not subject to tariff or duties. We produce some commercial optical assemblies with selective components sourced from Taiwan; however, our current customer backlog is covered with existing material in inventory. We anticipate any future orders for these commercial products will be subject to revised pricing inclusive of any potential tariff impact.

Highlights of the Consolidated and Segment Results of Operations have been prepared in accordance with GAAP. These financial highlights do not include all information and disclosures required in the consolidated financial statements and footnotes and should be read in conjunction with our Quarterly Report on Form 10Q for the three and six months ended March 30, 2025 filed with the SEC on May 13, 2025.

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Optex Systems Holdings, Inc.

Condensed Consolidated Balance Sheets

	(Thousands, except share and per share data)
	March 30, 2025	September 29, 2024
	(Unaudited)
ASSETS
Cash and Cash Equivalents	$3,531	$1,009
Accounts Receivable, Net	4,238	3,764
Inventory, Net	13,922	14,863
Contract Asset	183	219
Prepaid Expenses	406	217

Current Assets	22,280	20,072

Property and Equipment, Net	1,568	1,292

Other Assets
Deferred Tax Asset	752	947
Intangible Assets, Net	884	951
Right-of-use Asset	1,970	2,233
Security Deposits	23	23

Other Assets	3,629	4,154

Total Assets	$27,477	$25,518

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$1,728	$1,177
Credit Facility	-	1,000
Operating Lease Liability	644	638
Federal Income Taxes Payable	-	74
Accrued Expenses	1,310	1,258
Accrued Selling Expense	224	237
Accrued Warranty Costs	106	52
Contract Loss Reserves	226	259
Customer Advance Deposits	168	255

Current Liabilities	4,406	4,950

Other Liabilities
Operating Lease Liability, net of current portion	1,487	1,760

Other Liabilities	1,487	1,760

Total Liabilities	5,893	6,710

Commitments and Contingencies

Stockholders’ Equity
Common Stock – ($0.001 par, 2,000,000,000 authorized, 6,896,738 and 6,873,938 shares issued and outstanding, respectively)	7	7
Additional Paid in Capital	21,629	21,465
Accumulated Deficit	(52)	(2,664)

Stockholders’ Equity	21,584	18,808

Total Liabilities and Stockholders’ Equity	$27,477	$25,518

The accompanying notes in our Quarterly Report on Form 10Q for the three and six months ended March 30, 2025 filed with the SEC on May 13, 2025 are an integral part of these financial statements.

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Optex Systems Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Thousands, except share and per share data)
	Three months ended		Six months ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024

Revenue	$10,730	$8,523	$18,928	$15,492

Cost of Sales	7,369	5,966	13,439	11,250

Gross Profit	3,361	2,557	5,489	4,242

General and Administrative Expense	1,124	1,201	2,336	2,333

Operating Income	2,237	1,356	3,153	1,909

Interest Income (Expense)	1	(9)	(12)	(16)

Income Before Taxes	2,238	1,347	3,141	1,893

Income Tax Expense, net	470	285	529	400

Net Income	$1,768	$1,062	$2,612	$1,493

Basic income per share	$0.26	$0.16	$0.38	$0.22

Weighted Average Common Shares Outstanding - basic	6,871,960	6,768,236	6,842,949	6,717,592

Diluted income per share	$0.26	$0.16	$0.38	$0.22

Weighted Average Common Shares Outstanding – diluted	6,893,231	6,823,155	6,902,912	6,774,542

The accompanying notes in our Quarterly Report on Form 10Q for the three and six months ended March 30, 2025 filed with the SEC on May 13, 2025 are an integral part of these financial statements.

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ABOUT OPTEX SYSTEMS

Optex, which was founded in 1987, is a Richardson, Texas based ISO 9001:2015 certified concern, which manufactures optical sighting systems and assemblies, primarily for Department of Defense (DOD) applications. Its products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, Light Armored and Armored Security Vehicles, and have been selected for installation on the Stryker family of vehicles. Optex also manufactures and delivers numerous periscope configurations, rifle and surveillance sights, and night vision optical assemblies. Optex delivers its products both directly to the military services and to prime contractors. For additional information, please visit the Company’s website at www.optexsys.com.

Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the products and services described herein. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” and similar expressions.

These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding growth strategy; product and development programs; financial performance and financial condition (including revenue, net income, profit margins and working capital); customer demand; orders and backlog; expected timing of contract deliveries to customers and corresponding revenue recognition; increases in the cost of materials and labor; costs remaining to fulfill contracts; contract loss reserves; labor shortages; follow-on orders; supply chain challenges; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the defense industry.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs and military spending, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, changes in spending due to policy changes in any new federal presidential administration, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, changes in the market for microcap stocks regardless of growth and value and various other factors beyond our control.

You must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. The Company does not assume the obligation to update any forward-looking statement. You should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete list of all potential risks or uncertainties.

Contact:

IR@optexsys.com

1-972-764-5718

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